                 AMENDED AND RESTATED ARTICLES OF INCORPORATION OF

                            KEYNOTE SYSTEMS INCORPORATED

       Umang Gupta and Matthew P. Quilter hereby certify that:

       1. They are the duly elected and acting President and Secretary, respectively, of Keynote Systems Incorporated, a California corporation.

       2. The Articles of Incorporation of this corporation are amended and restated to read in full as follows:

                                       FIRST

       The name of the Corporation is Keynote Systems Incorporated.

                                       SECOND

       The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business, or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                       THIRD

       This Corporation is authorized to issue two classes of shares to be designated respectively Common Stock, par value $0.00001 per share, and Preferred Stock, par value $0.00001 per share. The total number of shares of Common Stock this Corporation shall have authority to issue is Fifty Million (50,000,000), and the total number of shares of Preferred Stock this Corporation shall have authority to issue is Fifty Million (50,000,000). The Preferred Stock may be issued from time to time in one or more series. Subject to Section 6 of Article FOURTH, the Board of Directors is authorized (i) to fix the number of shares of any series of Preferred Stock and to determine the designation thereof, and (ii) to determine or alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series of Preferred Stock and the limits and restrictions provided herein, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series. Six Million Seventy-Eight Thousand Four Hundred Forty-Four (6,078,444) shares of Preferred Stock are designated Series A Preferred Stock ("Series A Preferred"), Six Million Seventy-Eight Thousand Four Hundred Forty-Four (6,078,444) shares are designated Series A1 Preferred Stock ("Series A1 Preferred"), Four Million Eight Hundred Twelve Thousand Two Hundred Ninety-Five

(4,812,295) shares are designated Series B Preferred Stock ("Series B Preferred"), Four Million Eight Hundred Twelve Thousand Two Hundred Ninety-Five (4,812,295) shares are designated Series B1 Preferred Stock ("Series B1 Preferred"), Eight Million One Hundred Thirty Eight Thousand Four Hundred Seventy-Six (8,138,476) shares are designated Series C Preferred Stock ("Series C Preferred"), Eight Million One Hundred Thirty Eight Thousand Four Hundred Seventy-Six (8,138,476) shares are designated Series C1 Preferred Stock ("Series C1 Preferred"), and Eight Million (8,000,000) shares are designated Series D Preferred Stock ("Series D Preferred"). The Series A Preferred, the Series Al Preferred, the Series B Preferred, the Series B1 Preferred, the Series C Preferred, the Series C1 Preferred, and the Series D Preferred are collectively referred to herein as the "Preferred Stock".

                                       FOURTH

       The relative rights, preferences, privileges, and restrictions granted to or imposed on the respective classes of the shares of capital stock or the holders thereof are as follows:

       1.     DIVIDENDS.

              (a) The holders of Series A Preferred, Series A1 Preferred, Series B Preferred, Series B1 Preferred, Series C Preferred, Series C1 Preferred, and Series D Preferred shall be entitled to receive, out of any funds legally available therefor, dividends at an annual rate of (i) $0.021 per share on each outstanding share of Series A Preferred and Series A1 Preferred, (ii) $0.055 per share on each outstanding share of Series B Preferred and Series B1 Preferred, and (iii) $0.065 per share on each outstanding share of Series C Preferred and Series C1 Preferred, and (iv) $0.221 per share on each outstanding share of Series D Preferred (each as appropriately adjusted for stock splits or combinations of, or dividends payable in shares of, Series A Preferred Stock, Series Al Preferred Stock, Series B Preferred, Series B1 Preferred, Series C Preferred, Series C1 Preferred, and Series D Preferred, or Common Stock or similar events (each, a "Recapitalization Event") occurring after the Original Issue Date), payable in preference and priority to any payment of any dividend on any shares of Common Stock of the Corporation (other than those payable solely in Common Stock or involving the repurchase of shares of Common Stock from terminated employees, officers, directors, or consultants pursuant to contractual arrangements), when and as declared by the Board of Directors. The right to such dividends shall not be cumulative, and no right shall accrue to holders of Series A Preferred, Series A1 Preferred, Series B Preferred, Series B1 Preferred, Series C Preferred, Series C1 Preferred, and Series D Preferred by reason of the fact that dividends on such shares are not declared or paid in any prior year whether or not the earnings of the Corporation in that prior year were sufficient to pay such dividends in whole or in part. Dividends, if paid, or if declared and set apart for payment, must be paid on, or declared and set apart for payment on, all outstanding Series A Preferred, Series A1 Preferred, Series B Preferred, Series B1 Preferred, Series C Preferred, Series C1 Preferred, and Series D Preferred contemporaneously. No shares of Common Stock shall receive any dividend at a rate which is greater than the rate at which dividends are simultaneously paid in respect of the Series A Preferred, Series Al Preferred, Series B Preferred, Series B1 Preferred, Series C Preferred, Series C1 Preferred, and Series D Preferred (on an as-converted to Common Stock basis). In the event that the Corporation shall have declared but unpaid dividends outstanding immediately prior to, and in the event of, a conversion of Preferred Stock (as provided in Section 5 hereof), the Corporation shall, at the option of the holder, pay in cash to the holder(s) of Preferred Stock subject to conversion the full amount of any such dividends or allow such dividends to be converted into Common Stock in accordance with, and pursuant to the terms specified in, Section 5 hereof.

              (b) Dividends shall be paid by forwarding a check, postage prepaid, to the address of each holder (or, in the case of joint holders, to the address of any such holder) of Preferred Stock as shown on the books of the Corporation, or to such other address as such holder specifies for such purpose by written notice to the Corporation. The forwarding of such check shall satisfy all obligations of the Corporation with respect to such dividends, unless such check is not paid upon timely presentation.

       2. LIQUIDATION PREFERENCE. In the event of any liquidation, dissolution, or winding up of the Corporation (each a "Liquidation Event"), either voluntary or involuntary, distributions to the shareholders of the Corporation shall be made in the following manner:

              (a) Prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Series A Preferred, Series A1 Preferred, Series B Preferred, Series B1 Preferred, Series C Preferred, Series C1 Preferred, and Common Stock, by reason of their ownership of such stock, the holders of Series D Preferred shall be entitled to receive the amount of $2.21 per share for each share of Series D Preferred then held by them (as adjusted for any combinations, consolidations, subdivisions, or stock splits with respect to such shares) and, in addition, an amount equal to all accrued but unpaid dividends on such shares of Series D Preferred. If the assets and funds thus distributed among the holders of the Series D Preferred shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series D Preferred in proportion to the aforementioned preferential amounts applicable to the shares of Series D Preferred held by each such holder.

              (b) After payment has been made to the holders of the Series D Preferred of the full amounts to which they are entitled pursuant to paragraph
(a) above, but prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Series A Preferred, Series A1 Preferred, Series B Preferred, Series B1 Preferred and Common Stock, by reason of their ownership of such stock, the holders of Series C Preferred and Series C1 Preferred shall be entitled to receive the amount of $0.65 per share for each share of Series C Preferred or Series Cl Preferred then held by them (as adjusted for any combinations, consolidations, subdivisions, or stock splits with respect to such shares) and, in addition, an amount equal to all accrued but unpaid dividends on such shares of Series C Preferred and Series Cl Preferred. If the assets and funds thus distributed among the holders of the Series C Preferred and Series C1 Preferred shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Corporation legally available for distribution to such holders shall be distributed ratably among the holders of the Series C Preferred and Series C1 Preferred in proportion to the aforementioned preferential amounts applicable to the shares of Series C Preferred and Series C1
Preferred held by each such holder.

              (c) After payment has been made to the holders of the Series C Preferred and Series C1 Preferred of the full amounts to which they are entitled pursuant to paragraph (b) above, but prior and in preference to any distribution of the remaining assets or funds of the Corporation to the holders of the Common Stock, by reason of their ownership of such stock, the holders of Series A Preferred, Series A1 Preferred, Series B Preferred and Series B1 Preferred shall be entitled to receive the amount of (i) $0.21 per share for each share of Series A Preferred or Series Al Preferred then held by them (as adjusted for any combinations, consolidations, subdivisions, or stock splits with respect to such shares) plus all accrued but unpaid dividends on such shares of Series A Preferred and Series Al Preferred, and (ii) $0.55 per share for each share of Series B Preferred and Series B1 Preferred then held by them (as adjusted for any combinations consolidations, subdivisions, or stock splits with respect to such shares) plus all accrued but unpaid dividends on such shares of Series B Preferred and Series B1 Preferred. If the assets and funds thus distributed among the holders of the Series A Preferred, Series A1 Preferred, Series B Preferred and Series B1 Preferred shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Corporation legally available for distribution to such holders shall be distributed ratably based on the total preferential amount due each such holder under this Section 2(c).

              (d) After payment has been made to the holders of the Preferred Stock of the full amounts to which they are entitled pursuant to paragraphs (a),
(b), and (c) above, all of the remaining assets and funds of the Corporation available for distribution shall be distributed ratable among the holders of Common Stock.

              (e) For purposes of this Section 2 and Section 6, any transaction or series of transactions, including without limitation a merger, consolidation, or other corporate reorganization of the Corporation with or into any other corporation or corporations, in which more than fifty percent (50%) of the outstanding voting power of the Corporation is disposed of, or a sale of all or substantially all of the assets of the Corporation, shall be treated as a Liquidation Event, irrespective of the form of payment made in such transaction or series of transactions.

              (f) Each holder of Preferred Stock shall be deemed to have consented, for purposes of Sections 502, 503, and 506 of the California Corporations Code, to distributions made by the Corporation in connection with the repurchase by the Corporation of shares of Common Stock issued to or held by employees, officers, directors, or consultants of the Corporation or its subsidiaries upon termination of their employment or services pursuant to an agreement (whether now existing or hereafter entered into) providing for the right of said repurchase.

              (g) The value of securities and property paid or distributed pursuant to this Section 2 shall be computed at fair market value at the time of payment to the Corporation or at the time made available to shareholders, all as determined by the Board of Directors in the good faith exercise of its reasonable business judgment, provided that (i) if such securities are listed on any established stock exchange or a national market system, their fair market value shall be the closing sales price for such securities as quoted on such system or exchange (or the largest such exchange) for the date the value is to be determined (or if there are no sales for such date, then for the last preceding business day on which there were sales), as reported in the Wall Street Journal or similar publication, and (ii) if such securities are regularly quoted by a recognized securities dealer but selling prices are not reported, their fair market value shall be the mean between the high bid and low asked prices for such securities on the date the value is to be determined (or if there are no quoted prices for such date, then for the last preceding business day on which there were quoted prices).

              (h) Nothing hereinabove set forth shall affect in any way the right of each holder of Preferred Stock to convert such shares at any time and from time to time into Common Stock in accordance with Section 5 hereof.

       3.     REDEMPTION RIGHTS.

              (a) Upon the Corporation's receipt on or after April 15, 2002, of a written request for redemption from the holders of at least a majority of the then outstanding Series A Preferred, Series A1 Preferred, Series B Preferred and Series B1 Preferred, this Corporation shall redeem, on the terms and conditions and according to the schedules stated herein, out of funds legally available therefor, all of the then outstanding Series A Preferred, Series A1 Preferred, Series B Preferred and Series B1 Preferred (the "A and B Redemption Stock"). Upon the Corporation's receipt on or after April 15, 2002, of a written request for redemption from the holders of at least a majority of the then outstanding Series C Preferred and Series C1 Preferred, this Corporation shall redeem, on the terms and conditions and according to the schedules stated herein, out of funds legally available therefor, all of the then outstanding Series C Preferred and Series C1 Preferred (the "C Redemption Stock"). Upon the Corporation's receipt on or after April 15, 2002 of a written request for redemption from the holders of at least a majority of the then outstanding Series D Preferred, the Corporation shall redeem, on the terms and conditions and according to the schedules stated herein, out of funds legally available therefor, all of the then outstanding Series D Preferred (the "D Redemption Stock") Within twenty (20) days after receipt of the written request, the Corporation shall fix a date, which shall not be more than sixty (60) days after receipt of the written request (the "Initial Redemption Date"), on which the first 1/3 of the then outstanding shares of A and B Redemption Stock and/or C Redemption Stock and/or D Redemption Stock, as the case may be, shall be redeemed. On the first anniversary of the Initial Redemption Date, the Corporation shall redeem 50% of the shares of A and B Redemption Stock and/or C Redemption Stock and/or Stock D Redemption Stock, as the case may be, then outstanding (the "Second Redemption Date"). On the second anniversary of the Initial Redemption Date, the Corporation shall redeem 100% of the shares of A and B Redemption Stock and/or C Redemption Stock and/or D Redemption Stock, as the case may be, then outstanding (the "Third Redemption Date").

              (b) The Redemption Price for each share of A and B Redemption Stock and/or C Redemption Stock and/or D Redemption Stock, as the case may be, shall be an amount in cash equal to $0.21 (as adjusted for any Recapitalization Event) for each share of Series A Preferred and Series A1 Preferred, $0.55 (as adjusted for any Recapitalization Event) for each share of Series B Preferred and Series B1 Preferred, $0.65 (as adjusted for any Recapitalization Event) for each share of Series C Preferred and Series C1 Preferred, and $2.21 (as adjusted for any Recapitalization Event) for each share of Series D Preferred respectively, plus all declared or accrued but unpaid dividends thereon.

              (c) If on any Redemption Date, the funds of the Corporation legally available therefor shall be insufficient to redeem the full number of shares of A and B Redemption Stock and/or C Redemption Stock and/or D Redemption Stock, as the case may be, to be redeemed on such Redemption Date, those funds that are legally available will be used to effect such redemption ratably among the holders of A and B Redemption Stock and/or C Redemption Stock and/or D Redemption Stock, as the case may be, in proportion to the aggregate Redemption Price to which each holder is entitled under this Section 3. If the Corporation is unable to redeem the full number of shares to be redeemed on any Redemption Date, the shares not redeemed by this Corporation as provided in this Section 3 shall be redeemed as soon as practicable after funds are legally available therefor.

              (d) Within twenty (20) days following receipt of a written request described in the paragraph (a) above in the case of the Initial Redemption Date, and not less than thirty (30) days prior to each of the Second Redemption Date and the Third Redemption Date, the Corporation shall give written notice by certified or registered mail, postage prepaid to all holders of outstanding A and B Redemption Stock and/or C Redemption Stock and/or D Redemption Stock, as the case may be, addressed as set forth below, stating the Redemption Date, the applicable Redemption Price for such shares, the then current Conversion Price(s) (as hereinafter defined) for such shares, and the date of termination of the right to convert (which date shall not be earlier than thirty (30) days after the written notice by the Corporation has been given) and shall call upon such holder to surrender to the Corporation on the Redemption Date at the place designated in the notice such holder's certificate or certificates representing the shares to be redeemed to the extent such shares have not been converted. On or before the Redemption Date stated in such notice, the holder of each share of A and B Redemption Stock and/or C Redemption Stock and/or D Redemption Stock, as the case may be, called for redemption shall surrender the certificate evidencing such shares to the Corporation at the place designated in such notice and shall thereupon be entitled to receive payment of the applicable Redemption Price for the A and B Redemption Stock and/or C Redemption Stock and/or D Redemption Stock, as the case may be, surrendered. If less than all of the shares represented by any such surrendered certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. If such notice of redemption shall have been duly given, and if on the Redemption Date funds necessary for the redemption shall be available therefor, then, as to any certificates evidencing any A and B Redemption Stock and/or C Redemption Stock and/or D Redemption Stock, as the case may be, and so called for redemption and not surrendered, all rights of the holders of such shares so called for redemption and not surrendered shall cease with respect to such shares, except only the right of the holders to receive the applicable Redemption Price for the A and B Redemption Stock and/or C Redemption Stock and/or D Redemption Stock, as the case may be, which they hold, without interest, upon surrender of their certificates therefor.

              (e) If, on or prior to a Redemption Date, the Corporation deposits, with any bank or trust company in the State of California having aggregate capital and surplus in excess of $100,000,000, as a trust fund, a sum sufficient to redeem on the Initial Redemption Date, the Second Redemption Date or the Third Redemption Date (each, a "Redemption Date") the shares called for redemption pursuant to Section 3(a) on such a Redemption Date, with irrevocable instructions and authority to the bank or trust company to give the notice of redemption thereof (or to complete the giving of such notice if theretofore commenced) and to pay, on or after such Redemption Date or prior thereto, the Redemption Price for such shares to their respective holders upon the surrender of their share certificates, then from and after the date of the deposit, the shares so called shall be deemed redeemed. The deposit shall constitute full payment of the shares to their holders, and from and after the date of the deposit the shares so called for redemption on such Redemption Date shall be redeemed and shall be deemed to be no longer outstanding, and the holders thereof shall cease to be shareholders with respect to such shares, and shall have no rights with respect thereto except the right to receive from the bank or trust company payment of the Redemption Price for the A and B Redemption Stock and/or C Redemption Stock and/or D Redemption Stock, as the case may be, which they hold, without interest, upon the surrender of their certificates therefor and the right to convert said shares as provided herein at any time up to but not after the close of business on the fifth day prior to the Redemption Date of such shares (which date will not be earlier than thirty (30) days after the written notice of redemption has been given). Any monies so deposited on account of the Redemption Price of the A and B Redemption Stock and/or C Redemption Stock and/or D Redemption Stock, as the case may be, converted into Common Stock subsequent to the making of such deposit shall be repaid to the Corporation forthwith upon the conversion of such A and B Redemption Stock and/or C Redemption Stock and/or D Redemption Stock, as the case may be. Any interest accrued on any funds so deposited shall be the property of, and paid to, the Corporation. If the holders of A and B Redemption Stock and/or C Redemption tock and/or D Redemption Stock, as the case may be, so called for redemption shall not, at the end of one (1) year after the applicable Redemption Date, have claimed any funds so deposited, such bank or trust company shall thereupon pay over to the Corporation such unclaimed funds, and such bank or trust company shall thereafter be relieved of all responsibility in respect thereof to such holders and such holders shall look only to the Corporation for payment of the applicable Redemption Price for the A and B Redemption Stock and/or C Redemption Stock and/or D Redemption Stock, as the case may be, which they hold.

              (f) Notwithstanding the above, the Corporation shall be under no obligation to make any redemption payment due on a Redemption Date if it receives a waiver of such obligation prior to the fifth day preceding such Redemption Date, from holders of a majority of the A and B Redemption Stock (in the case of a waiver of a redemption payment on the A and B Redemption Stock) and/or C Redemption Stock (in the case of a waiver of a redemption payment on the C Redemption Stock) and/or D Redemption Stock (in the case of a waiver of a redemption payment on the D Redemption Stock), as the case may be.

       4.     VOTING RIGHTS.

              (a) Except as otherwise required by law or hereunder, the holder of each share of Common Stock issued and outstanding shall have one vote and the holder of each share of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Preferred Stock could be converted at the record date for determination of the shareholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited, such votes to be counted together with all other shares of stock of the Company having general voting power and not separately as a class. Fractional votes by the holders of Preferred Stock shall not, however, be permitted and any fractional voting rights shall (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) be rounded to the nearest whole number. Holders of Common Stock and Preferred Stock shall be entitled to notice of any shareholders' meeting in accordance with the Bylaws of the Corporation.

              (b) Notwithstanding the foregoing, at each annual or special meeting called for the purpose of electing directors, the holders of the Series D Preferred, voting together as a separate class, shall be entitled to elect one
(1) director; the holders of the Series C Preferred and Series C1 Preferred, voting together as a separate class shall be entitled to elect one director; the holders of the Series A Preferred, Series A1 Preferred, Series B Preferred, and Series B1 Preferred, voting together as a separate class, shall be entitled to elect two (2) directors, and the holders of Common Stock shall be entitled to elect the remaining directors. The provisions of this Section 4(b) shall expire and be of no further force or effect upon conversion of all outstanding shares of Preferred Stock into Common Stock pursuant to the provisions of Section 5 hereof. In the case of any vacancy in the office of a director elected by a specified group of shareholders, a successor shall be elected to hold office for the unexpired term of such director by the affirmative vote of a majority of the shares of such specified group given at a special meeting of such shareholders duly called or by an action by written consent for that purpose. Subject to
Section 303 of the California Corporations Code, any director who shall have been elected by a specified group of shareholders may be removed during the aforesaid term of office, either for or without cause, by, and only by, the affirmative vote of the holders of a majority of the shares of such specified group, given at a special meeting of such shareholders duly called or by an action by written consent for that purpose, and any such vacancy thereby created may, be filled by the vote of the holders of a majority of the shares of such specified group represented at such meeting or in such consent.

       5. CONVERSION. The holders of the Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

              (a) RIGHT TO CONVERT. Subject to Subsection (d), each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, but not later than on or prior to such date, if any, as may have been fixed for redemption pursuant to
Section 3, at the office of the Corporation or any transfer agent for such Preferred Stock. Each share of Preferred Stock shall be convertible into the number of shares of Common Stock which results from dividing the "Conversion Price" per share in effect for such series of Preferred Stock at the time of conversion into the "Original Issue Price" per share of such series of Preferred Stock. The number of shares of Common Stock into which one share of a series of Preferred Stock is convertible is hereinafter referred to as the "Conversion Rate" for such series. The Conversion Price per share of Series A Preferred and Series A1 Preferred on the Series D Issue Date shall be $0.21, the Conversion Price per share of the Series B Preferred and Series B1 Preferred on the Series D Issue Date shall be $0.55, the initial Conversion Price per share of the Series C Preferred and Series C1 Preferred on the Series D Issue Date shall be
$0.61273, and the initial Conversion Price per share of the Series D
Preferred shall be $2.21. The Original Issue Price per share of Series A Preferred and Series A1 Preferred shall be $0.21, the Original Issue Price per share of Series B Preferred and Series B1 Preferred shall be $0.55 per share, the Original Issue Price per share of Series C Preferred and Series C1 Preferred shall be $0.65 per share, and the Original Issue Price per share of Series D Preferred shall be $2.21 per share. The initial Conversion Price of each series of Preferred Stock shall be subject to adjustment as hereinafter provided.

              (b) AUTOMATIC CONVERSION. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at its then effective Conversion Rate upon the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation to the public at a price per share (prior to underwriter commissions and offering expenses) of not less than $5.00 per share (appropriately adjusted for any stock combination, stock split, stock dividend, recapitalization, or other similar transaction) and an aggregate offering price to the public of at least $20,000,000 (the "Automatic Conversion"). In the event of the Automatic Conversion of the Preferred Stock upon a public offering as aforesaid, which Automatic Conversion shall apply equally and at the same time to all then outstanding Preferred Stock, the person(s) entitled to receive the Common Stock issuable upon such conversion of Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

              (c) MECHANICS OF CONVERSION. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to the fair market value of such fractional interest as determined by the Corporation's Board of Directors. Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock and to receive certificates therefor, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock, and shall give written notice to the Corporation at such office of its election to convert the same; provided, however, that in the event of an automatic conversion pursuant to Section 5(b), the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent, and provided further that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen, or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation shall, as soon as practicable after such delivery, or such agreement and indemnification in the case of a lost certificate, issue and deliver at such office to such holder of Preferred
Stock, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, or in the case of Automatic Conersion on the date of closing of the offering or the effective date of such written consent, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

              (d)    ADJUSTMENTS TO CONVERSION PRICE FOR DILUTING ISSUES.

                     (i) SPECIAL DEFINITIONS. For purposes of this Section 5(d), the following definitions shall apply:

                            (A)    "OPTIONS" shall mean rights, options or
warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

                            (B)    "SERIES D ISSUE DATE" shall mean the date on
which the first share of Series D Preferred was issued.

                            (C)    "SERIES C ISSUE DATE" shall mean the date on
which the first share of Series C Preferred was issued.

                            (D)    "CONVERTIBLE SECURITIES" shall mean any
evidences of indebtedness, shares (other than Common Stock) or other securities (other than Options) convertible into or exchangeable for Common Stock.

                            (E)    "SHARES" shall mean shares of Preferred
Stock.

                            (F)    "ADDITIONAL STOCK" shall mean all shares of
Common Stock issued (or, pursuant to Section 5(d)(iv), deemed to be issued) by the Corporation after the Series D Issue Date, other than shares of Common Stock issued or issuable at any time:

                                   (I)   upon conversion of the Shares;

                                   (II)  to officers, directors, and employees
of, and consultants to, the Corporation pursuant to issuances approved by the Board of Directors under stock option plans and equity incentive plans and programs (the "OPTION POOL") in an aggregate amount of not more than 4,000,000 shares or such greater number as may be approved by the Board with the affirmative vote of the director elected by the holders of Series D Preferred (net of option expirations and terminations and shares repurchased by the Corporation from officers, directors, employees, and consultants), appropriately adjusted for any stock combination, stock split, stock dividend, recapitalization, or other similar transactions; or

                                   (III) as a dividend or distribution on the
Shares.

                            (G)    [Intentionally Omitted]

                            (H)    "FINANCING" means any issuance of Additional
Stock in a transaction or series of related transactions with gross proceeds to the Corporation equal to or greater than $500,000.

                            (I)    "PREFERRED PRO RATA AMOUNT" for a particular
holder of Series A Preferred, Series B Preferred, or Series C Preferred shall mean the amount determined by multiplying the total number of shares of Additional Stock (other than Options) offered for sale by the Corporation in a Financing by a fraction, (x) the numerator of which is the total number of shares of Common Stock into which shares of the Series A Preferred, Series B Preferred, and Series C Preferred held by such holder are convertible, plus the total number of shares of Common Stock held by such holder and (y) the denominator of which is the total number of shares of Common Stock into which shares of the Series A Preferred, Series B Preferred, and Series C Preferred held by such holder are convertible plus the total number of shares of Common Stock and Options outstanding immediately prior to the Financing.

                            (J)    "DILUTIVE ISSUANCE" shall mean an issuance of
Additional Stock in a Financing for a consideration per share less than the Conversion Price of the Series A Preferred, the Series B Preferred, or the Series C Preferred, as the case may be, in effect on the date of and immediately prior to such issuance.

                            (K)    "PARTICIPATING INVESTOR" shall mean any
holder of Series A Preferred, Series B Preferred, or Series C Preferred that, together with any affiliated entities or persons of such holder, purchases at least its or its affiliates' Preferred Pro Rata Amount of a Dilutive Issuance for such holder.

                            (L)    "NONPARTICIPATING INVESTOR" shall mean any
holder of Series A Preferred, Series B Preferred, or Series C Preferred that is not a Participating Investor.

                     (ii) ADJUSTMENT OF CONVERSION PRICE UPON ISSUANCE OF ADDITIONAL STOCK. In the event this Corporation shall issue Additional Stock (including Additional Stock deemed to be issued pursuant to Section 5(d)(iv)) without consideration or for a consideration per share less than the applicable Conversion Price for the Series A Preferred, the Series B Preferred, the Series C Preferred, or the Series D Preferred then in effect, then, and thereafter successively upon each such issuance or sale, the Conversion Price then in effect for such Series A Preferred, Series B Preferred, Series C Preferred, or the Series D Preferred shall simultaneously with such issuance or sale be reduced to a Conversion Price (calculated to the nearest 1/100th of one cent) determined by multiplying the Conversion Price then in effect by a fraction, the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of shares of Additional
Stock so issued would purchase at the existing Conversion Price then in effect; and the denominator of which shall be the total number of shares of Common Stock outstanding immediately prior to such issuance or sale plus the number of shares of Additional Stock so issued, provided that, for purposes of this Section (d)(ii), all shares of Common Stock issuable upon conversion of all outstanding Preferred Stock and all outstanding Convertible Securities shall be deemed to be outstanding, and immediately after any Additional Stock is deemed issued pursuant to Section (iv), such Additional Stock shall be deemed to be outstanding. Each share of Series A Preferred, Series B
Preferred, and Series C Preferred held by a Nonparticipating Investor shall, immediately prior to the closing of the Dilutive Issuance, be automatically converted into one share of fully paid and nonassessable Series A1 Preferred, Series B1 Preferred, or Series C1 Preferred, as the case may be; provided, however, that no such conversion shll occur and the Nonparticipating Investor shall continue to be treated as a Participating Investor for purposes of adjustments pursuant to this Section 5(d)(ii) if the Nonparticipating
Investor did not purchase its Pro Rata Amount in the Dilutive Issuance pursuant to the written request of the Corporation that such holder waive any rights of first refusal with respect to such Dilutive Issuance. Upon the conversion of the Series A Preferred, Series B Preferred, or Series C
Preferred held by a Nonparticipating Investor as set forth herein, such shares of Preferred Stock shall no longer be outstanding on the books of the Corporation and the Nonparticipating Investor shall be treated for all purposes as the record holder of such shares of Series Al Preferred, Series
B1 Preferred, or Series C1 Preferred as the case may be, on the date of the closing of the applicable Dilutive Issuance.

                            (A)    EXCHANGE OF CERTIFICATES.  The holder of any
shares of Series A Preferred, Series B Preferred, or Series C Preferred converted pursuant to this subsection (d)(ii) shall deliver to this Corporation during regular business hours at the office of any transfer agent of this Corporation for the Series A Preferred, the Series B Preferred, or the Series C Preferred or at such other place as may be designated by this Corporation, the certificate or certificates for the shares converted, duly endorsed or assigned in blank or to this Corporation. As promptly as practicable thereafter, this Corporation shall issue and deliver to such holder, at the place designated by such holder, a certificate or certificates for the number of full shares of Series A1 Preferred, Series B1 Preferred, or Series C1 Preferred to be issued and such holder shall be deemed to have become a shareholder of record of Series Al Preferred, Series B1 Preferred, or Series C1 Preferred on the date such holder's shares of Series A Preferred, Series B Preferred, or Series C Preferred as the case may be, were converted pursuant to Section 5(d)(ii) above unless the transfer books of this Corporation are closed on that date, in which event he, she or it shall be deemed to have become a shareholder of record of Series A1 Preferred, Series B1 Preferred, or Series C1 Preferred, as the case may be, on the next succeeding date on which the transfer books are open.

                            (B)    FURTHER DESIGNATIONS.  In the event that any
shares of Series A1 Preferred, Series B1 Preferred, or Series C1 Preferred are issued, concurrently with such issuance, this Corporation shall use its best efforts to take all such action as may be required, including amending its Articles of Incorporation, (a) to cancel all authorized shares of Series A1 Preferred, Series B1 Preferred, or Series C1 Preferred that remain unissued after such issuance, (b) to create, and reserve for issuance upon conversion pursuant to Section 5(d)(ii) above of any Series A Preferred, Series B Preferred, or Series C Preferred a new series of Preferred Stock equal in number to the number of shares of Series A1 Preferred, Series B1 Preferred, and Series C1 Preferred so canceled and designated Series A2 Preferred, Series B2 Preferred, or Series C2
Preferred with the designations, powers, preferences and rights and the qualifications, limitations and restrictions identical to those then applicable to the Series A1 Preferred, Series B1 Preferred, or Series C1 Preferred except that the Conversion Prices for such shares of Series A2 Preferred, Series B2 Preferred, or Series C2 Preferred once initially issued shall be the Conversion Price in effect for the Series A Preferred, Series B Preferred, or Series C Preferred as the case may be, immediately prior to such issuance and (c) to amend the provisions of this Section 5(d)(ii) to provide that any subsequent conversion pursuant to Section 5(d)(ii) will be into shares of Series A2 Preferred, Series B2 Preferred, or Series C2
Preferred rather than Series Al Preferred, Series B1 Preferred, or Series C1 Preferred as the case may be. This Corporation shall take the same actions with respect to the Series A2 Preferred, Series B2 Preferred, or Series C2 Preferred and each subsequently authorized series of Preferred Stock upon initial issuance of shares of the last such series to be authorized. The right to receive any dividend declared but unpaid at the time of conversion on any shares of Preferred Stock converted pursuant to the provisions of this
Section 5(d)(ii) shall accrue to the benefit of the new shares of Preferred Stock issued upon conversion thereof.

                     (iii) NO ADJUSTMENT OF CONVERSION PRICE. No adjustment in the Conversion Price of the Series A Preferred, the Series B Preferred, the Series C Preferred, or the Series D Preferred shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Conversion Price in effect for such series of Preferred Stock on the date of, and immediately prior to such issue. No adjustment in the Conversion Price of Series A1 Preferred, Series B1 Preferred, or Series C1 Preferred shall be made in respect of the issuance of Additional Stock (other than in the event of stock dividends, subdivisions, split-ups, combinations or recapitalization which are covered by Section 5(d)(vi)).

                     (iv) DEEMED ISSUE OF ADDITIONAL STOCK. Except as otherwise provided in Section 5(d)(iii), in the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 5(d)(v) hereof) of such Additional Stock would be less than the Conversion Price in effect on the date of and immediately prior to such issuance, or such record date, as the case may be, and provided further that in any such case in which Additional Stock is deemed to be issued:

                            (A)    except as provided in Section 5(d)(iv)(B), no
further adjustment in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                            (B)    if such Options or Convertible Securities by
their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation or in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

                            (C)    upon the expiration of any such Options or
any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if;

                                   (I)    in the case of Convertible Securities
or Options for Common Stock, the only Additional Shares of Common Stock issued were shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

                                   (II)   in the case of Options for Convertible
Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

                            (D)    no readjustment pursuant to clause (B) or (C)
above shall have the effect of increasing the Conversion Price to an amount that exceeds the lower of (i) the Conversion Price on the original adjustment date, or (ii) the Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date; and

                            (E)    in the case of any Options which expire by
their terms not more than 90 days after the date of issue thereof, no adjustment of the Conversion Price shall be made (except as to shares of Series A Preferred, Series B Preferred, Series C Preferred, or Series D Preferred converted in such period) until the expiration or exercise of all such Options.

                     (v) DETERMINATION OF CONSIDERATION. For purposes of this Section 5(d), the consideration received by the Corporation for the issue of any Additional Stock shall be computed as follows:

                            (1)    CASH AND PROPERTY:  Such consideration shall:

                                   (A)    insofar as it consists of cash, be
computed at the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

                                   (B)    insofar as it consists of property
other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

                                   (C)    in the event Additional Stock is
issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board of Directors.

                            (2)    OPTIONS AND CONVERTIBLE SECURITIES.  The
consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 5(d)(iv), relating to Options and Convertible Securities, shall be determined by dividing

                                   (x)    the total amount, if any, received or
receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

                                   (y)    the maximum number of shares of Common
Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

                            (3)    STOCK DIVIDENDS.  Any Additional Stock
relating to stock dividends which may be issued by the Corporation shall not be deemed to have been issued for purposes of Section 5(d)(ii) but shall to be covered by Section 5(d)(vi).

                     (vi) ADJUSTMENTS FOR DIVIDENDS, SPLITS, SUBDIVISIONS, COMBINATIONS OR CONSOLIDATION OF COMMON STOCK. In the event the outstanding shares of Common Stock shall be increased by stock dividend payable in Common Stock, stock split, subdivision, or other similar transaction into a greater number of shares of Common Stock, the Conversion Prices of the Series A Preferred, the Series A1 Preferred, the Series B Preferred, the Series B1 Preferred, the Series C Preferred, the Series C1 Preferred, and the Series D Preferred then in effect shall, concurrently with the effectiveness of such event, be decreased proportionally. In the event the outstanding shares of Common Stock shall be decreased by reverse stock split, combination, consolidation, or other similar transaction into a lesser number of shares of Common Stock, the Conversion Prices of the Series A Preferred, the Series A1 Preferred, the Series B Preferred, the Series B1 Preferred, the Series C Preferred, the Series C1 Preferred, and the Series D Preferred then in effect shall, concurrently with the effectiveness of such event, be increased proportionally.

                     (vii) ADJUSTMENTS FOR OTHER DISTRIBUTIONS. In the event the Corporation at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive any distribution payable in securities of the Corporation other than shares of Common Stock and other than as otherwise adjusted in this Section 5, then and in each such event provision shall be made so that the holders of Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation which these would have received had their Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this
Section 5 with respect to the rights of the holders of the Preferred Stock.

                     (viii) ADJUSTMENTS FOR RECLASSIFICATION, EXCHANGE AND SUBSTITUTION. If the Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares provided for above), the Conversion Prices then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of such Preferred Stock immediately before that change.

              (e) NO IMPAIRMENT. Except as provided in Section 5, the Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Stock against impairment.

              (f) CERTIFICATE AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the Conversion Price for a series of Preferred Stock pursuant to this Section 5, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Preferred Stock.

              (g) NOTICES OF RECORD DATE. In the event that this Corporation shall propose at any time:

                     (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock, or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

                     (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;

                     (iii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

                     (iv) to merge or consolidate with or into any other corporation, or sell, lease, or convey all or substantially all its property or business, or to liquidate, dissolve, or wind up;

then, in connection with each such event, this Corporation shall send to the holders of Preferred Stock:

                            (1)    at least 20 days prior written notice of the
date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (iii) and (iv) above; and

                            (2)    in the case of the matters referred to in
(iii) and (iv) above, at least 20 days' prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event or the record date for the determination of such holders if such record date is earlier).

       Each such written notice shall be delivered personally, or given by first class mail, postage prepaid, addressed to the holders of the Preferred Stock at the address for each such holder as shown on the books of this Corporation.

              (h) ISSUE TAXES. The Corporation shall pay any and all issue and other taxes (other than income taxes) that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Preferred Stock pursuant hereto; provided, however, that the Company shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

              (i) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to its Articles of Incorporation.

              (j) STATUS OF CONVERTED STOCK. In case any series of Preferred Stock shall be converted pursuant to this Section 5, the shares so converted shall resume the status of authorized but unissued shares of Preferred Stock.

       6. COVENANTS. In addition to any other rights provided by law, this Corporation shall not, (a) without first obtaining the affirmative vote or written consent of the holders of more than fifty percent (50%) of the outstanding shares of Series A Preferred, Series A1 Preferred, Series B Preferred and Series B1 Preferred:

                     (i) amend or repeal any provision of, or add any provision to, this Corporation's Articles of Incorporation if such action would materially and adversely alter or change the preferences, rights, privileges, or powers of, or the restrictions provided for the benefit of, the Series A Preferred, Series A1 Preferred, Series B Preferred or Series B1 Preferred; or

                     (ii) increase the authorized number of shares of the Series A Preferred, Series A1 Preferred, Series B Preferred or Series B1 Preferred;

              (b) without first obtaining the affirmative vote or written consent of the holders of more than fifty percent (50%) of the outstanding shares of Series C Preferred and Series C1 Preferred:

                     (i) amend or repeal any provision of, or add any provision to, this Corporation's Articles of Incorporation if such action would materially and adversely alter or change the preferences, rights, privileges, or powers of, or the restrictions provided for the benefit of, the Series C Preferred or Series C1 Preferred; or

                     (ii) increase the authorized number of shares of the Series A Preferred, Series A1 Preferred, Series B Preferred, Series B1 Preferred, Series C Preferred or Series C1 Preferred; and

              (c) without first obtaining the affirmative vote or written consent of the holders of more than seventy-five percent (75%) of the outstanding shares of Series D Preferred:

                     (i) amend or repeal any provision of, or add any provision to, this Corporation's Articles of Incorporation if such action would materially and adversely alter or change the preferences, rights, privileges, or powers of, or the restrictions provided for the benefit of, the Series D Preferred; or

                     (ii) increase the authorized number of shares of the Series A Preferred, Series A1 Preferred, Series B Preferred, Series B1 Preferred, Series C Preferred, Series C1 Preferred, or Series D Preferred; and

              (d) without first obtaining the affirmative vote or written consent of the holders of the lesser of (i) sixty percent (60%) of the outstanding shares of Preferred Stock, and (ii) the highest percentage permissible under Section 710 of the California Corporations Code;

                     (i) increase the authorized number of shares of Preferred Stock;

                     (ii) authorize or issue shares of any class or series of stock having any preference or priority as to dividends or redemption rights, liquidation preferences, conversion rights, or voting rights, superior to or on a parity with any preference or priority of any series of Preferred Stock;

                     (iii) reclassify any shares of capital stock of this Corporation into shares having any preference or priority as to dividends or redemption rights, liquidation preferences, conversion rights, or voting rights, superior to or on a parity with any preference or priority of any series of Preferred Stock;

                     (iv) enter into or authorize any transaction or series of transactions constituting a Liquidation Event;

                     (v) pay any dividends on the Common Stock of this Corporation; or

                     (vi) repurchase or acquire any shares of Common Stock other than pursuant to the terms of any stock purchase agreement between the Corporation and any shareholder in connection with the employment of, or the rendering of services for the benefit of the Corporation, by such shareholder.

                                       FIFTH

       The liability of the directors of this Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.
This Corporation is also authorized, to the fullest extent permissible under California law, to indemnify its agents (as defined in Section 317 of the California Corporations Code), whether by bylaw, agreement, or otherwise, for breach of duty to this Corporation and its shareholders in excess of that expressly permitted by Section 317 and to advance defense expenses to its agents in connection with such matters as they are incurred. If, after the effective date of this Article, California law is amended in a manner which permits a corporation to limit the monetary or other liability of its directors or to authorize indemnification of, or advancement of such defense expenses to, its directors or other persons, in any such case to a greater extent than is permitted on such effective date, the references in this Article to California law shall to that extent be deemed to refer to California law as so amended.

       3. The foregoing amendment and restatement of the Articles of Incorporation has been duly approved by the Board of Directors of the Corporation.

       4. The foregoing amendment and restatement of the Articles of Incorporation has been duly approved by the required vote of the shareholders of this Corporation in accordance with Section 902 of the California Corporations Code. The Corporation has two classes of stock outstanding. The total number of outstanding shares entitled to vote is 11,045,602 shares of Common Stock, 18,007,523 shares of Preferred Stock, including 6,078,444 shares of Series A Preferred Stock, 4,666,841 shares of Series B Preferred Stock and 7,262,238 shares of Series C Preferred Stock; there are no outstanding shares of Series A1 Preferred Stock, Series B1 Preferred Stock and Series C1 Preferred Stock. The number of shares voting in favor of the amendment and restatement equaled or exceeded the vote required. The percentage vote required was more than 50% of the outstanding shares of Common Stock, more than 75% of the outstanding shares of Preferred Stock, more than 50% of the outstanding shares of Series B Preferred Stock and more than 50% of the outstanding shares of Series C Preferred Stock.

       The undersigned further declare under penalty of perjury that the matters set forth in the foregoing Amended and Restated Articles of Incorporation are true and correct of their own knowledge.

       Executed at San Mateo, California, this 31st day of March, 1999.

                                          -----------------------------------
                                          Umang Gupta, President

                                          -----------------------------------
                                          Matthew P. Quilter, Secretary